CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Jump Securities with Auto-Callable Feature due 2023	$1,540,000	$191.73

April 2018

Pricing Supplement No. 475

Registration Statement Nos. 333-221595; 333-221595-01

Dated April 5, 2018

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Jump Securities with Auto-Callable Feature Based on a Basket Consisting of Two Exchange-Traded Funds and an Index due April 12, 2023, With 1-year Initial Non-Call Period

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities do not guarantee the repayment of principal, do not provide for the regular payment of interest and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document. Beginning after one year, the securities will be automatically redeemed if the basket closing value on any of the quarterly determination dates is greater than or equal to the initial basket value, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of approximately 10.25% per annum, as described below. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final basket value is greater than or equal to the initial basket value, investors will receive a fixed positive return that will also correspond to a return of approximately 10.25% per annum, as set forth below. If the securities are not automatically redeemed prior to maturity and the final basket value is less than the initial basket value but greater than or equal to 71.43% of the initial basket value, which we refer to as the downside threshold level, investors will receive the stated principal amount of their investment. However, if the securities are not automatically redeemed prior to maturity and the final basket value is less than the downside threshold level, investors will be exposed to the decline in the basket on a 1-to-1 basis and will receive a payment at maturity that is less than 71.43% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment. These long-dated securities are for investors who are willing to risk their principal and forego current income and participation in the appreciation of the basket in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the basket closes at or above the initial basket value on an quarterly determination date and the limited protection against loss that applies only if the final basket value is greater than or equal to the downside threshold level. Investors will not participate in any appreciation of the basket. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Aggregate principal amount:	$1,540,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	April 5, 2018
Original issue date:	April 10, 2018 (3 business days after the pricing date)
Maturity date:	April 12, 2023

Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	The SPDR® S&P® Regional Banking ETF (the “KRE Shares”)	KRE UP	33.3333%	$61.12	0.545374673
	The SPDR® S&P® Bank ETF (the “KBE Shares”)	KBE UP	33.3333%	$48.40	0.688704545
	The EURO STOXX Banks® Index (the “SX7E Index”)	SX7E	33.3333%	127.68	0.261069079

We refer to the KRE Shares and the KBE Shares, collectively, as the underlying shares, and the SX7E Index as the underlying index and, together with the underlying shares, as the basket components.

Early redemption:

The securities are not subject to automatic early redemption until approximately one year after the original issue date.

Following the initial 1-year non-call period, if, on any of the quarterly determination dates (other than the final determination date), beginning on April 8, 2019, the basket closing value is greater than or equal to the initial basket value, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date.

Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount corresponding to a return of approximately 10.25% per annum for each quarterly determination date. See “Determination Dates and Early Redemption Payments” below.

No further payments will be made on the securities once they have been redeemed.

Determination dates:

Beginning after one year, quarterly. See “Determination Dates and Early Redemption Payments” below. We also refer to April 5, 2023 as the final determination date.

The determination dates are subject to postponement for non-trading days or non-index business days, as applicable, and certain market disruption events.

Early redemption dates:	The third business day after the relevant determination date
Initial basket value:	100, which is equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each of the basket components, each of which was determined on the pricing date
Final basket value:	The basket closing value on the final determination date
Basket closing value:	The basket closing value on any day is the sum of the products of (i) the basket component closing value of each of the basket components on such day and (ii) the applicable multiplier for such basket component on such day.
Basket component closing value:	In the case of each of the underlying shares, the closing price of one share of such underlying shares times the adjustment factor for such underlying shares. In the case of the underlying index, the index closing value as published by the index publisher.
Multiplier:	The multipliers were set on the pricing date based on each basket component’s respective initial basket component value so that each basket component represents its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the securities. See “Basket—Multiplier” above.
Adjustment factor:	With respect to the underlying shares, 1.0, subject to adjustment for certain events affecting the underlying shares.
Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

• If the final basket value is greater than or equal to the initial basket value:

$1,512.50

• If the final basket value is less than the initial basket value but is greater than or equal to the downside threshold level:

$1,000

• If the final basket value is less than the downside threshold level:

$1,000 × basket performance factor.

Under these circumstances, you will lose at least 28.57%, and possibly all, of your investment.

Downside threshold level:	71.43, which is 71.43% of the initial basket value
Basket performance factor:	Final basket value divided by the initial basket value
CUSIP:	61768CS99
ISIN:	US61768CS998
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”) , an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$981.50 per security. See “Investment Summary” beginning on page 3.

Commissions and issue price:	Price to public	Agent’s commissions and fees(1)	Proceeds to us(2)
Per security	$1,000	$0	$1,000
Total	$1,540,000	$0	$1,540,000

(1)	MS & Co. will act as the agent for this offering and will not receive a sales commission in connection with sales of the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.”
(2)	See “Use of proceeds and hedging” on page 24.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2017

Index Supplement dated November 16, 2017    Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature Based on a Basket Consisting of Two Exchange-Traded Funds and an Index due April 12, 2023, With 1-year Initial Non-Call Period

Principal at Risk Securities

Determination Dates and Early Redemption Payments

(Beginning After One Year)

Determination Dates		Early Redemption Payments (per $1,000 Security)
1st determination date:	4/8/2019	$1,102.500
2nd determination date:	7/5/2019	$1,128.125
3rd determination date:	10/7/2019	$1,153.750
4th determination date:	1/6/2020	$1,179.375
5th determination date:	4/6/2020	$1,205.000
6th determination date:	7/6/2020	$1,230.625
7th determination date:	10/5/2020	$1,256.250
8th determination date:	1/5/2021	$1,281.875
9th determination date:	4/6/2021	$1,307.500
10th determination date:	7/6/2021	$1,333.125
11th determination date:	10/5/2021	$1,358.750
12th determination date:	1/5/2022	$1,384.375
13th determination date:	4/5/2022	$1,410.000
14th determination date:	7/5/2022	$1,435.625
15th determination date:	10/5/2022	$1,461.250
16th determination date:	1/5/2023	$1,486.875
Final determination date:	4/5/2023	See “Payment at maturity” above.

April 2018	Page 2

Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature Based on a Basket Consisting of Two Exchange-Traded Funds and an Index due April 12, 2023, With 1-year Initial Non-Call Period

Principal at Risk Securities

Investment Summary

Jump Securities with Auto-Callable Feature

Principal at Risk Securities

Jump Securities with Auto-Callable Feature Based on a Basket Consisting of Two Exchange-Traded Funds and an Index due April 12, 2023, With 1-year Initial Non-Call Period (the “securities”) do not provide for the regular payment of interest and do not guarantee the repayment of principal. Beginning after one year, the securities will be automatically redeemed if the basket closing value on any of the quarterly determination dates is greater than or equal to the initial basket value, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of approximately 10.25% per annum, as described below. At maturity, if the securities have not previously been redeemed and the final basket value is greater than or equal to the initial basket value, investors will receive a fixed positive return that will also correspond to a return of approximately 10.25% per annum, as set forth below. If the final basket value is less than the initial basket value but greater than or equal to the downside threshold level, which is 71.43% of the initial basket value, investors will receive the stated principal of $1,000. However, if the final basket value is less than the downside threshold level, investors will be exposed to the decline in the basket on a 1-to-1 basis and will receive a payment at maturity that is less than 71.43% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

Maturity:	Approximately 5 years
Automatic early redemption quarterly (beginning after one year):	The securities are not subject to automatic early redemption until approximately one year after the original issue date. Following this initial 1-year non-call period, if, on any of the quarterly determination dates, the basket closing value is greater than or equal to the initial basket value, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date.
Early redemption payment:	The early redemption payment will be an amount in cash per stated principal amount corresponding to a return of approximately 10.25% per annum for each quarterly determination date, as follows:

• 1st determination date:	$1,102.500
• 2nd determination date:	$1,128.125
• 3rd determination date:	$1,153.750
• 4th determination date:	$1,179.375
• 5th determination date:	$1,205.000
• 6th determination date:	$1,230.625
• 7th determination date:	$1,256.250
• 8th determination date:	$1,281.875
• 9th determination date:	$1,307.500
• 10th determination date:	$1,333.125
• 11th determination date:	$1,358.750
• 12th determination date:	$1,384.375
• 13th determination date:	$1,410.000
• 14th determination date:	$1,435.625
• 15th determination date:	$1,461.250
• 16th determination date:	$1,486.875

No further payments will be made on the securities once they have been redeemed.
Payment at maturity:	If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

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Morgan Stanley Finance LLC

Jump Securities with Auto-Callable Feature Based on a Basket Consisting of Two Exchange-Traded Funds and an Index due April 12, 2023, With 1-year Initial Non-Call Period

Principal at Risk Securities

•  If the final basket value is greater than or equal to the initial basket value:

$1,512.50

•  If the final basket value is less than the initial basket value but greater than or equal to the downside threshold level:

$1,000

•  If the final basket value is less than the downside threshold level:

$1,000 × basket performance factor

If the final basket value is less than the downside threshold level, investors will be fully exposed to the negative performance of the basket and will receive a payment at maturity that is less than 71.43% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

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Morgan Stanley Finance LLC

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Principal at Risk Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $981.50.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the early redemption payment amounts and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

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Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, beginning after one year, the securities will be automatically redeemed for an early redemption payment corresponding to a return of approximately 10.25% per annum if the basket closing value on any of the quarterly determination dates is greater than or equal to the initial basket value.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed prior to maturity and the payment at maturity may be significantly less than the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity	Beginning after one year, when the basket closes at or above the initial basket value on one of the quarterly determination dates, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date, corresponding to a return of approximately 10.25% per annum. Investors do not participate in any appreciation of the basket.
Scenario 2: The securities are not redeemed prior to maturity, and investors receive a fixed positive return at maturity	This scenario assumes that the basket closes below the initial basket value on each of the quarterly determination dates (beginning after one year). Consequently, the securities are not redeemed prior to maturity. On the final determination date, the basket closes at or above the initial basket value. At maturity, investors will receive a cash payment equal to $1,512.50 per stated principal amount, corresponding to a return of approximately 10.25% per annum. Investors do not participate in any appreciation of the basket.
Scenario 3: The securities are not redeemed prior to maturity, and investors receive the stated principal amount at maturity	This scenario assumes that the basket closes below the initial basket value on each of the quarterly determination dates (beginning after one year). Consequently, the securities are not redeemed prior to maturity. On the final determination date, the basket closes below the initial basket value but at or above the downside threshold level of 71.43% of the initial basket value. At maturity, investors will receive a cash payment equal to the stated principal amount of $1,000.
Scenario 4: The securities are not redeemed prior to maturity, and investors suffer a significant loss of principal at maturity	This scenario assumes that the basket closes below the initial basket value on each of the quarterly determination dates (beginning after one year). Consequently, the securities are not redeemed prior to maturity. On the final determination date, the basket closes below the downside threshold level. At maturity, investors will receive an amount equal to the stated principal amount multiplied by the basket performance factor. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

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Morgan Stanley Finance LLC

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Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. Whether the securities are redeemed prior to maturity will be determined by reference to the basket closing value on each of the quarterly determination dates (beginning after one year), and the payment at maturity will be determined by reference to the basket closing value on the final determination date. Some numbers appearing in the examples below may have been rounded for ease of analysis. All payments on the securities are subject to our credit risk. The below examples are based on the following terms:

Initial Basket Value:	100
Downside Threshold Level:	71.43, which is 71.43% of the initial basket value
Early Redemption Payment:

The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 10.25% per annum) for each quarterly determination date (beginning after one year), as follows:

• 1st determination date:	$1,102.500
• 2nd determination date:	$1,128.125
• 3rd determination date:	$1,153.750
• 4th determination date:	$1,179.375
• 5th determination date:	$1,205.000
• 6th determination date:	$1,230.625
• 7th determination date:	$1,256.250
• 8th determination date:	$1,281.875
• 9th determination date:	$1,307.500
• 10th determination date:	$1,333.125
• 11th determination date:	$1,358.750
• 12th determination date:	$1,384.375
• 13th determination date:	$1,410.000
• 14th determination date:	$1,435.625
• 15th determination date:	$1,461.250
• 16th determination date:	$1,486.875

No further payments will be made on the securities once they have been redeemed
Payment at Maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

•     If the final basket value is greater than or equal to the initial basket value:

$1,512.50

•     If the final basket value is less than the initial basket value but greater than or equal to the downside threshold level:

$1,000

•     If the final basket value is less than the downside threshold level:

$1,000 × basket performance factor

Under these circumstances, you will lose a significant portion or all of your investment.

Stated Principal Amount:	$1,000

Automatic Call:

Example 1 — the securities are redeemed following the second determination date

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Morgan Stanley Finance LLC

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Principal at Risk Securities

Date	Basket Closing Value	Payment (per Security)
1st Determination Date	85 (below the initial basket value, securities are not redeemed)	--
2nd Determination Date	115 (at or above the initial basket value, securities are automatically redeemed)	$1,128.125

In this example, the basket closing value on the first determination date is below the initial basket value, and the basket closing value on the second determination date is at or above the initial basket value. Therefore the securities are automatically redeemed on the second early redemption date. Investors will receive $1,128.125 per security on the related early redemption date, corresponding to an annual return of approximately 10.25%. No further payments will be made on the securities once they have been redeemed, and investors do not participate in the appreciation of the basket.

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Morgan Stanley Finance LLC

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Principal at Risk Securities

Payment at Maturity

In the following examples, the basket closing value on the quarterly determination dates (beginning after one year) is less than the initial basket value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1 — the final basket value is at or above the initial basket value

Date	Basket Closing Value	Payment (per Security)
1st Determination Date	83 (below the initial basket value, securities are not redeemed)	--
2nd Determination Date	90 (below the initial basket value, securities are not redeemed)	--
3rd Determination Date	93 (below the initial basket value, securities are not redeemed)	--
4th through 16th Determination Dates	Various (all below the initial basket value, securities are not redeemed)	--
Final Determination Date	160 (at or above the initial basket value)	$1,512.50

In this example, the basket closing value is below the initial basket value on each of the determination dates before the final determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the basket has appreciated 60% from the initial basket value. At maturity, investors receive $1,512.50 per security, corresponding to an annual return of approximately 10.25%. However, investors do not participate in the appreciation of the basket over the term of the securities.

Example 2 — the final basket value is below the initial basket value but at or above the downside threshold level

Date	Basket Closing Value	Payment (per Security)
1st Determination Date	75 (below the initial basket value, securities are not redeemed)	--
2nd Determination Date	84 (below the initial basket value, securities are not redeemed)	--
3rd Determination Date	81 (below the initial basket value, securities are not redeemed)	--
4th through 16th Determination Dates	Various (below the initial basket value, securities are not redeemed)	--
Final Determination Date	87 (below the initial basket value, but at or above the downside threshold level)	$1,000.00

In this example, the basket closing value is below the initial basket value on each of the determination dates before the final determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the final basket value is below the initial basket value but at or above the downside threshold level, and accordingly, investors receive a payment at maturity equal to the stated principal amount of $1,000.00 per security.

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Morgan Stanley Finance LLC

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Principal at Risk Securities

Example 3 — the final basket value is below the downside threshold level

Date	Basket Closing Value	Payment (per Security)
1st Determination Date	71 (below the initial basket value, securities are not redeemed)	--
2nd Determination Date	68 (below the initial basket value, securities are not redeemed)	--
3rd Determination Date	74 (below the initial basket value, securities are not redeemed)	--
4th through 16th Determination Dates	Various (all below the initial basket value, securities are not redeemed)	--
Final Determination Date	50 (below the downside threshold level)	$1,000 × basket performance factor = $1,000 × 50% = $500

In this example, the basket closing value is below the initial basket value on each of the determination dates before the final determination date, and therefore the securities are not redeemed prior to maturity. On the final determination date, the final basket value is below the downside threshold level, and accordingly, investors are fully exposed to the negative performance of the basket over the term of the securities, and will receive a payment at maturity that is significantly less than the stated principal amount of the securities. The payment at maturity is $500 per security, representing a loss of 50% on your investment.

If the securities are not redeemed prior to maturity and the final basket value is less than the downside threshold level, you will lose a significant portion or all of your investment in the securities.

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Morgan Stanley Finance LLC

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Principal at Risk Securities

Risk Factors

The following is a list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that they do not pay interest or guarantee the return of any of the principal amount at maturity. If the securities have not been automatically redeemed prior to maturity and if the final basket value is less than the downside threshold level, you will be exposed to the decline in the value of the basket, as compared to the initial basket value, on a 1-to-1 basis, and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the basket performance factor. In this case, the payment at maturity will be less than 71.43% of the stated principal amount and could be zero.

▪	The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each determination date. The appreciation potential of the securities is limited to the fixed early redemption payments specified for each determination date, if the basket closes at or above the initial basket value on any of the determination dates (beginning after one year), or to the fixed $1,512.50 upside payment at maturity, if the securities have not been redeemed and the final basket value is at or above the initial basket value. You will not participate in any appreciation of the basket, which could be significant.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value, volatility and dividend yield of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities upon an early redemption or at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no further payments on the securities and may be forced to invest in a lower interest rate environment and may not be able to

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Principal at Risk Securities

reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed in the first year of the term of the securities.

▪	Changes in the value of one or more of the basket components may offset each other. Value movements in the basket components may not correlate with each other. At a time when the values of one or more basket components increase, the values of the other basket components may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the determination dates, increases in the values of one or more basket components may be moderated, or wholly offset, by lesser increases or declines in the values of other basket components.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 5-year term of the securities. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Not equivalent to investing in the basket components. Investing in the securities is not equivalent to investing directly in the basket components or any of the component stocks of the S&P Banks Select Industry Index, the S&P® Regional Banks Select Industry Index or the EURO STOXX Banks® Index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or any of the component stocks of the S&P Banks Select Industry Index, the S&P® Regional Banks Select Industry Index or the EURO STOXX Banks® Index.

▪	The securities are subject to risks associated with the banking sector. The KRE Shares track the performance of the S&P® Regional Banks Select Industry Index and the KBE Shares track the performance of the S&P Banks Select Industry Index. Each of the equity securities included in the S&P® Regional Banks Select Industry Index, the S&P Banks Select Industry Index and the SX7E Index has been issued by a company whose business is associated with the banking sector. Because the value of the securities is determined based on the performance of the KRE Shares, the KBE Shares and the SX7E Index, an investment in the securities will be concentrated in this sector. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.

The stocks represented in the S&P® Regional Banks Select Industry Index, the S&P Banks Select Industry Index and the SX7E Index are issued by companies whose primary lines of business are directly associated with the banking sector. The performance of bank stocks may be affected by governmental regulation that may limit the amount and types of loans and other financial commitments that banks can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the banking sector. Banks may also be subject to severe price competition. The regional banking industry is highly competitive, and thus, failure to maintain or increase market share may adversely affect profitability.

▪	There are risks associated with investments in securities linked to the value of foreign equity securities. Because the SX7E Index is one of the basket components, the securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the

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securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

▪	Adjustments to any of the underlying shares or to the S&P Banks Select Industry Index or the S&P® Regional Banks Select Industry Index could adversely affect the value of the securities. The investment adviser to the underlying shares seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Banks Select Industry Index or the S&P® Regional Banks Select Industry Index, as applicable. Pursuant to its investment strategy or otherwise, the investment adviser may add, delete or substitute the components of the underlying shares. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities. In addition, the publisher of the share underlying index is responsible for calculating and maintaining the share underlying index. The index publisher may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. The index publisher may also discontinue or suspend calculation or publication of the share underlying index at any time. If this discontinuance or suspension occurs following the termination of the underlying shares, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index, and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the values of any of the underlying shares and, consequently, the value of the securities.

▪	Adjustments to an underlying index could adversely affect the value of the securities. The publisher of the underlying index can add, delete or substitute the stocks for the underlying index, and can make other methodological changes that could change the value of the underlying index. Any of these actions could adversely affect the value of the securities. In addition, index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for the index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index for the index, the payment on the securities will be based on the closing prices on the determination dates of the securities constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of such index.

▪	The performance and market price of any of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of its respective share underlying index, the performance of the component securities of such share underlying index or the net asset value per share of such underlying shares. The underlying shares do not fully replicate their respective share underlying indices, and each may hold securities that are different than those included in its respective share underlying index. In addition, the performance of each of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of the share underlying indices. All of these factors may lead to a lack of correlation between the performance of each of the underlying shares and its respective share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying each of the underlying shares may impact the variance between the performance of each of the underlying shares and its respective share underlying index. Finally, because the shares of each of the underlying shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of each of the underlying shares may differ from the net asset value per share of such underlying shares.

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In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying each of the underlying shares may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of each underlying shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of each of the underlying shares, and their ability to create and redeem shares of each of the underlying shares may be disrupted. Under these circumstances, the market price of shares of each of the underlying shares may vary substantially from the net asset value per share of each underlying share or the level of its respective share underlying index.

For all of the foregoing reasons, the performance of each of the underlying shares may not correlate with the performance of its respective share underlying index, the performance of the component securities of such share underlying index or the net asset value per share of such underlying shares.  Any of these events could materially and adversely affect the prices of each of the underlying shares and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the determination dates, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the securities.  If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of each of the underlying shares on the determination dates, even if any of the underlying shares is underperforming its respective share underlying index or the component securities of such share underlying index and/or trading below the net asset value per share of such underlying shares.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factors for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that can affect the underlying shares. If an event occurs that does not require the calculation agent to adjust an adjustment factor, the market price of the securities may be materially and adversely affected.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the

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estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	Hedging and trading activity by our affiliates could potentially affect the value of the securities. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the basket components or component stocks of the S&P Banks Select Industry Index, the S&P® Regional Banks Select Industry Index or the EURO STOXX Banks® Index), including trading in the underlying shares or the stocks that constitute the S&P Banks Select Industry Index, the S&P® Regional Banks Select Industry Index or the EURO STOXX Banks® Index as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates also trade the underlying shares or the stocks that constitute the S&P Banks Select Industry Index, the S&P® Regional Banks Select Industry Index or the EURO STOXX Banks® Index and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial basket component values of the basket components, and, therefore, could have increased (i) the values at or above which the basket components must close on the determination dates so that the securities are redeemed prior to maturity for the early redemption payment, or so that you receive a positive return at maturity, and (ii) the values at or above which the basket components must close on the final determination date so that you are not exposed to the negative performance of the basket components at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the values of the basket components on the determination dates, and, accordingly, whether we redeem the securities prior to maturity and the amount of cash you will receive at maturity, if any.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. has determined the initial basket component values and the multipliers, and will determine whether the securities will be redeemed on any early redemption date, the final basket value, the basket performance factor, if applicable, and the payment you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of a basket component closing value in the event of a market disruption event or discontinuance of a basket component, and may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see "Description of Securities—Postponement of Valuation Date(s)," "—Alternate Exchange Calculation in Case of an Event of Default,” "—Discontinuance of Any Underlying Index; Alternation of Method of Calculation” and "—Calculation Agent and Calculations" in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Provisions – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying product supplement for Jump Securities, the withholding rules commonly referred to as

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“FATCA” would apply to the securities if they were recharacterized as debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Basket Overview

The basket consists of shares of the SPDR® S&P® Regional Banking ETF (the “KRE Shares”), shares of the SPDR® S&P® Bank ETF (the “KBE Shares”) and the EURO STOXX Banks® Index (the “SX7E Index”) and offers exposure to price movements in the U.S. and international equity markets.

SPDR® S&P® Regional Banking ETF. The SPDR® S&P® Regional Banking ETF is an exchange-traded fund managed by SSgA Funds Management, Inc., which seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Regional Banks Select Industry Index.  SPDR® Series Trust (the “Trust”) is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Regional Banking ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57793 and 811-08839, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the SPDR® S&P® Regional Banking ETF is accurate or complete.

SPDR® S&P® Bank. The SPDR® S&P® Bank ETF is an exchange-traded fund managed by SSgA Funds Management, Inc., which seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Banks Select Industry Index. The SPDR® Series Trust (the “Trust”) is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Bank ETF. Information provided to or filed with the Commission by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57793 and 811-08839, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the SPDR® S&P® Bank ETF is accurate or complete.

This document relates only to the securities offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding the Trust from the publicly available documents described above.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the KRE Shares and the KBE Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a prospective purchaser of the securities, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the KRE Shares and the KBE Shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®” and “SPDR® Series Trust” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. (“MGH”). The securities are not sponsored, endorsed, sold, or promoted by S&P, MGH or the Trust. S&P, MGH and the Trust make no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. S&P, MGH and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

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EURO STOXX Banks® Index. The EURO STOXX Banks® Index is one of 19 EURO STOXX® Supersector indices that compose the STOXX® Europe 600 Index and includes companies in the banks supersector, which tracks companies engaged in a broad range of financial services, including retail banking, loans and money transmissions. The EURO STOXX Banks® Index is reported by Bloomberg L.P. under the ticker symbol “SX7E.” For additional information about the EURO STOXX Banks® Index, see the information set forth in “Annex A—The EURO STOXX Banks® Index” below.

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Information as of market close on April 5, 2018:

Basket Component Information as of April 5, 2018
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
KRE Shares	KRE UP	$61.12	$53.12	(on 3/9/2018): $65.03	(on 9/7/2017): $49.59
KBE Shares	KBE UP	$48.40	$42.04	(on 3/9/2018): $51.86	(on 9/7/2017): $39.81
SX7E Index	SX7E	127.68	124.80	(on 1/29/2018):143.05	(on 4/18/2017): 118.94

The following graph is calculated based on an initial basket value of 100 on January 1, 2013 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the terms of the securities, nor does it attempt to show your expected return on an investment in the securities. The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2013 to April 5, 2018

The following graphs set forth the daily closing prices or daily closing values, as applicable, of each of the basket components for the period from January 1, 2013 through April 5, 2018. The related tables set forth the published high and low closing values or closing prices, as applicable, as well as end-of-quarter closing prices and closing values, for each of the basket components for each quarter in the same period. The closing prices or closing values, as applicable, for each of the basket components on April 5, 2018 were: (i) in the case of the KRE Shares, $61.12, (ii) in the case of the KBE Shares, $48.40, and (iii) in the case of SX7E Index, 127.68. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical values of the basket components should not be taken as an indication of their future performance.

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KRE Shares – Daily Closing Prices January 1, 2013 to April 5, 2018

SPDR® S&P® Regional Banking ETF (CUSIP: 78464A698)	High ($)	Low ($)	Period End ($)
2013
First Quarter	31.91	28.93	31.80
Second Quarter	33.97	29.91	33.88
Third Quarter	37.54	34.49	35.65
Fourth Quarter	40.77	35.04	40.61
2014
First Quarter	42.47	36.84	41.38
Second Quarter	42.16	37.30	40.32
Third Quarter	41.14	37.61	37.86
Fourth Quarter	41.18	36.05	40.70
2015
First Quarter	41.58	36.54	40.83
Second Quarter	45.37	40.78	44.16
Third Quarter	45.03	38.56	41.18
Fourth Quarter	45.93	40.47	41.92
2016
First Quarter	40.89	32.89	37.64
Second Quarter	41.98	35.51	38.35
Third Quarter	43.09	36.85	42.27
Fourth Quarter	56.46	41.71	55.57
2017
First Quarter	59.36	52.59	54.61
Second Quarter	55.75	51.71	54.95
Third Quarter	56.76	49.59	56.76
Fourth Quarter	60.35	54.35	58.85
2018
First Quarter	65.03	58.85	60.39
Second Quarter (through April 5, 2018)	61.12	59.21	61.12

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KBE Shares Daily Closing Prices January 1, 2013 to April 5, 2018

SPDR® S&P® Bank ETF (CUSIP 78464A797)	High ($)	Low ($)	Period End ($)
2013
First Quarter	27.23	24.57	26.92
Second Quarter	28.84	25.47	28.72
Third Quarter	31.98	29.09	30.03
Fourth Quarter	33.18	29.54	33.17
2014
First Quarter	34.67	30.78	34.04
Second Quarter	34.50	31.03	33.42
Third Quarter	33.87	31.24	31.91
Fourth Quarter	33.92	30.05	33.55
2015
First Quarter	34.15	29.99	33.51
Second Quarter	37.20	33.44	36.26
Third Quarter	37.06	31.61	33.24
Fourth Quarter	36.59	32.93	33.82
2016
First Quarter	33.05	26.52	30.37
Second Quarter	33.64	28.19	30.48
Third Quarter	34.23	29.27	33.38
Fourth Quarter	44.16	33.21	43.47
2017
First Quarter	46.56	41.67	42.98
Second Quarter	44.10	41.01	43.52
Third Quarter	45.09	39.81	45.09
Fourth Quarter	48.37	43.68	47.34
2018
First Quarter	51.86	46.75	47.89
Second Quarter (through April 5, 2018)	48.40	46.90	48.40

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SX7E Index Daily Closing Values January 1, 2013 to April 5, 2018

EURO STOXX Banks® Index	High	Low	Period End
2013
First Quarter	127.75	101.95	102.46
Second Quarter	118.77	100.51	101.39
Third Quarter	129.63	100.57	125.84
Fourth Quarter	142.30	129.32	141.43
2014
First Quarter	156.58	139.31	155.26
Second Quarter	162.81	145.66	146.52
Third Quarter	154.60	135.67	149.21
Fourth Quarter	149.39	129.86	134.51
2015
First Quarter	158.53	124.29	157.65
Second Quarter	161.70	148.38	149.91
Third Quarter	161.45	128.04	131.34
Fourth Quarter	141.12	123.03	127.87
2016
First Quarter	125.04	89.65	101.38
Second Quarter	111.28	79.03	83.25
Third Quarter	99.11	78.37	92.54
Fourth Quarter	120.34	91.84	117.67
2017
First Quarter	127.52	111.98	127.52
Second Quarter	139.87	118.94	131.16
Third Quarter	139.91	127.83	138.38
Fourth Quarter	138.38	129.98	130.48
2018
First Quarter	143.05	123.72	125.69
Second Quarter (through April 5, 2018)	127.68	124.17	127.68

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of the maturity date and early redemption dates:	If any determination date is postponed due to a non-trading day or a non-index business day, as applicable, or certain market disruption events so that it falls less than two business days prior to the relevant scheduled early redemption date or maturity date, the early redemption date or maturity date will be postponed to the second business day following that determination date as postponed, and no adjustment will be made to any early redemption payment or the payment at maturity made on such postponed date.
Share underlying indices:	With respect to the KRE Shares, the S&P® Regional Banks Select Industry Index With respect to the KBE Shares, the S&P Banks Select Industry Index
Denominations:	$1,000 per security and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.
Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.
▪ Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury

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regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2019 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:

The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per security issued. The costs of the securities borne by you and described beginning on page 3 above comprise the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to have taken positions in the securities constituting the underlying shares and in futures and/or options contracts on the basket components or component stocks of the S&P® Regional Banks Select Industry Index, the S&P Banks Select Industry Index or the EURO STOXX Banks® Index listed on major securities markets. Such purchase activity could have increased the initial basket component values of the basket components, and, therefore, could have increased (i) the values at or above which the basket components must close on the determination dates so that the securities are redeemed prior to maturity for the early redemption payment, or so that you receive a positive return at maturity, and (ii) the values at or above which the basket components must close on the final determination date so that you are not exposed to the negative performance of the basket components at maturity. These entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the values of the basket components on the determination dates, and, accordingly, whether we redeem the securities prior to maturity and the amount of cash you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and

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instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder

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of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these securities should consult and rely on their own counsel and advisers as to whether an investment in these securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. will act as the agent for this offering and will not receive a sales commission in connection with sales of the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

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Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.
Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Jump Securities and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Jump Securities dated November 16, 2017

Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for Jump Securities, in the index supplement or in the prospectus.

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Annex A—The EURO STOXX Banks® Index

The EURO STOXX Banks® Index (the “Index”) is one of 19 EURO STOXX® Supersector indices that compose the STOXX® Europe 600 Index and includes companies in the banks supersector, which tracks companies engaged in a broad range of financial services, including retail banking, loans and money transmissions. The Index is a price return index denominated in euro, calculated, maintained and published by STOXX Limited.

The Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the Index began on June 15, 1998, based on an initial index value of 100 at December 31, 1991. The Index is disseminated on the STOXX Limited website, which sets forth, among other things, the country, industrial sector and weight of each component included in the Index and updates these weightings at the end of each quarter. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the Index.

Composition of the Index

The Index is one of 19 EURO STOXX® Supersector indices that compose the STOXX® Europe 600 Index. The STOXX® Europe 600 Index contains the 600 largest European stocks by free float market capitalization. The Index contains the companies of the Eurozone subset of the STOXX® Europe 600 Index that fall within the banks supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited.

The composition of the Index is reviewed quarterly, together with the STOXX® Europe 600 Index, based on the closing stock data on the last trading day of the month following the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day.

Corporate actions (including mergers and takeovers, spin-offs, sector changes, delistings and bankruptcy) that affect the STOXX® Europe 600 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Computation of the Index

The Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value of the Index at any time can be expressed as follows:

Index value	=	free float market capitalization of the Index divisor

The “free float market capitalization of the Index” is equal to the sum of the products of the price, number of shares and free float factor for each component stock as of the time the Index is being calculated. The free float factor reduces the number of shares outstanding to the actual amount available on the market. All fractions of the total number of shares that are larger than 5% and whose holding is of a long-term nature are excluded from the index calculation. The free float factor typically excludes cross-ownership (stock owned either by the company itself or other companies), government ownership, private ownership, and restricted shares that cannot be traded during a certain period or have a foreign ownership restriction. Block ownership is not applied for holdings of custodian nominees, trustee companies, mutual funds, investment companies with short-term investment strategies, pension funds and similar entities.

The free float factors and outstanding number of shares used to calculate the Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Extraordinary adjustments may occur from certain corporate actions, depending on the magnitude of the change.

The Index is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions. All corporate actions and dividends are implemented at the effective date (ex-date); i.e., with corporate actions where

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cash or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-date. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable). If the new shares have a dividend disadvantage —i.e., the new shares have a different dividend from that paid on the old shares — the price for these new shares will be adjusted according to the gross dividend amount. The divisor may increase, decrease or be held constant.

DIVISOR:	Decrease	A) Special Cash dividend adjusted price = closing price − announced dividend * (1 − withholding tax if applicable)
DIVISOR:	Constant	B) Split and Reverse Split adjusted price = closing price * A / B new number of shares = old number of shares * B / A
DIVISOR:	Increase

C) Rights Offering

If the subscription price is not available or equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

In case the share increase is larger or equal to 100% (B / A ≥ 1) the adjustment of the shares and weightfactors are delayed until the new shares are listed.

adjusted price = (closing price * A + subscription price * B) / (A + B)

new number of shares = old number of shares * (A + B) / A

DIVISOR:	Constant	D) Stock Dividend adjusted price = closing price * A / (A + B) new number of shares = old number of shares * (A + B) / A
	Decrease	E) Stock Dividend (from treasury stock) If treated as regular cash dividend, not adjusted. If treated as extraordinary dividend: adjusted price = closing price – closing price * B / (A + B)
DIVISOR:	Decrease	F) Stock Dividend of a Different Company Security adjusted price = (closing price * A − price of the different company security * B) / A
DIVISOR:	Decrease	G) Return of Capital and Share Consolidation adjusted price = (closing price − capital return announced by company * (1 − withholding tax)) * A / B new number of shares = old number of shares * B / A
DIVISOR:	Decrease

H) Repurchase Shares-Self-Tender

adjusted price = ((price before tender * old number of shares) − (tender price * number of tendered shares)) / (old number of shares − number of tendered shares)

new number of shares = old number of shares − number of tendered shares

DIVISOR:	Decrease	I) Spinoff adjusted price = (closing price * A − price of spun-off shares * B) / A
DIVISOR:		J) Combination Stock Distribution (Dividend or Split) and Rights Offering Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:
Increase

● If rights are applicable after stock distribution (one action applicable to other)

adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

Increase

● If stock distribution is applicable after rights (one action applicable to other)

adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)]

new number of shares = old number of shares * [(A + C) * (1 + B / A)]

DIVISOR:	Increase

● Stock distribution and rights (neither action is applicable to the other)

adjusted price = [closing price * A + subscription price * C] / [A + B + C]

new number of shares = old number of shares * [A + B + C] / A

K) Addition/Deletion of a Company No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
L) Free float and Share Changes No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

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The securities are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. The EURO STOXX® Banks Index is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the securities. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the securities into consideration in determining, composing or calculating the the EURO STOXX® Banks Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the securities.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE EURO STOXX® BANKS INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE EURO STOXX® BANKS INDEX OR ANY DATA INCLUDED THEREIN.  STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE EURO STOXX® BANKS INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

“EURO STOXX® Banks Index” and “STOXX®” are registered trademarks of STOXX Limited.  The securities are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the securities.

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